UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 31, 2012

Date of Report (Date of earliest event reported)

AptarGroup, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-11846	36-3853103
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014

(Address of principal executive offices)

Registrant’s telephone number, including area code: 815-477-0424.

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 31, 2012, AptarGroup, Inc., a Delaware corporation (“AptarGroup”), entered into a Credit Agreement (the “New Credit Agreement”) providing for unsecured financing facilities in an aggregate amount of up to $300,000,000 with a syndicate of lenders party thereto (collectively, the “Lenders”), including Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as co-syndication agents, HSBC Bank USA, N.A. and Union Bank, N.A., as co-documentation agents, and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as joint lead arrangers and joint bookrunners.  The New Credit Agreement replaced the existing unsecured financing facility evidenced by the Amended and Restated Multicurrency Credit Agreement dated as of July 31, 2006, as amended prior to the date hereof (the “Prior Credit Agreement”) among AptarGroup, AptarGroup Holdings SAS, the lenders party thereto and Bank of America, N.A., as administrative agent.  AptarGroup initially drew $185,000,000 in borrowings on the effective date of the New Credit Agreement.  A portion of the proceeds of this initial incurrence of borrowings was used to repay in full the outstanding obligations under the Prior Credit Agreement.  The Prior Credit Agreement was terminated effective January 31, 2012 without any early termination penalty.

The New Credit Agreement provides for a $300 million revolving credit facility. The New Credit Agreement contains customary representations, covenants and events of default, including certain covenants that limit or restrict the ability of AptarGroup and its subsidiaries to sell or transfer assets or enter into a merger or consolidate with another company, grant certain types of security interests, incur certain types of liens, impose restrictions on subsidiary dividends, incur indebtedness and make investments, in each case subject to certain exceptions. AptarGroup is also required to maintain a consolidated leverage ratio (equal to consolidated debt to total capital) of not more than 0.55 to 1.00. The final maturity date of the New Credit Agreement is January 31, 2017, subject to extension in certain circumstances.

Each borrowing under the New Credit Agreement will bear interest, at AptarGroup’s option, at a rate equal to either (a) the rate for eurodollar deposits as reflected on the applicable Reuters LIBOR01 page for the interest period relevant to such borrowing (adjusted for any statutory reserve requirements for eurocurrency liabilities) (the “Eurodollar Rate”), plus the applicable margin or (b) the highest of (i) the rate of interest publicly announced by Wells Fargo Bank, National Association, as its prime rate, (ii) the federal funds effective rate from time to time plus 0.5% and (iii) the one month Eurodollar Rate plus 1.0%, in each case plus the applicable margin. A facility fee on the total amount of the facility is also payable quarterly, regardless of usage.  The applicable margins for borrowings under the New Credit Agreement and the facility fee percentage may change from time to time depending on changes in AptarGroup’s consolidated leverage ratio.

AptarGroup has a number of other commercial relationships with the Lenders, the administrative agent, the co-syndication agents, the co-documentation agents and the co-lead arrangers and co-bookrunners or their affiliates. Such institutions and/or their affiliates have from time to time provided, and/or may in the future provide, various financial advisory, commercial banking, investment banking and other services to AptarGroup and its affiliates, for which they received or may receive customary compensation and expense reimbursement.

The foregoing summary is qualified in its entirety by reference to the New Credit Agreement, a copy of which is filed herewith and incorporated herein by reference.

Item 1.02.  Termination of a Material Definitive Agreement.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the entry into the New Credit Agreement and the termination of the Prior Credit Agreement is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the entry into the New Credit Agreement is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits

4.1           Credit Agreement dated as of January 31, 2012 among AptarGroup, Inc. and the financial institutions party thereto as Lenders, Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as co-syndication agents, HSBC Bank USA, N.A. and Union Bank, N.A., as co-documentation agents, and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as joint lead arrangers and joint bookrunners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AptarGroup, Inc.

Date: February 3, 2012	By:	/s/ Robert W. Kuhn
Robert W. Kuhn Executive Vice President, Chief Financial Officer and Secretary

Exhibit Index

4.1           Credit Agreement dated as of January 31, 2012 among AptarGroup, Inc. and the financial institutions party thereto as Lenders, Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as co-syndication agents, HSBC Bank USA, N.A. and Union Bank, N.A., as co-documentation agents, and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as joint lead arrangers and joint bookrunners.